Exhibit 10.6

March 15, 2012

[NAME]

[ADDRESS]

Re:	Clawback of Incentive Payments under the Annual Incentive Plan

Dear [NAME]:

In connection with its February 22, 2012 meeting, the Personnel & Compensation Committee of the Board of Directors (the “Committee”) of Allegheny Technologies Incorporated (the “Company”) is considering including you as a participant in the Company’s Annual Incentive Plan (“AIP”) for calendar year 2012 and to become eligible for an annual incentive payment under the AIP based on the degree to which the performance criteria for 2012 are met. You may be considered for participation in the AIP for years after 2012.

It is a condition of your participation in the AIP in 2012 and subsequent years that you agree to repay the Company any amount determined to be an Overpayment, as defined below, for any year of the AIP for which an Overpayment is determined to have occurred. This agreement will be in effect not only for 2012 but also for each subsequent year in which you are included as a participant in the AIP unless specifically revoked in writing by you or the Company. If you revoke this agreement without an acceptable substitute agreement being in place, your eligibility for participation in a then current or subsequent year of the AIP will end.

The payments under the AIP (“Payments”) are generally made within 75 days of the end of the calendar year for which performance is measured. The Committee determines the amount of the Payments to the respective participants in the AIP based on the financial statements and other records of the Company presented to the Committee, generally at the Committee’s January meeting. While the information available to the Committee is appropriately reviewed and is believed to be accurate and complete when presented to the Committee, subsequent review or audit could disclose errors.

This agreement is to evidence your obligation to promptly repay to the Company any “Overpayment.” For purposes of this agreement, an “Overpayment” is the amount reasonably determined by the Committee as that portion of the Payments approved by the Committee for any year of your participation in the AIP and paid to you that the Committee would not have approved and would not have been paid to you if the Committee knew at the time of authorization that the information then available to it was inaccurate in a material way and that

[NAME]

March 15, 2012

material inaccuracy, if known when the Committee authorized the Payments, would have resulted in a lower Payment or Payments.

You hereby agree to repay to the Company any Overpayment within thirty (30) days of written notice to you of the Committee’s determination of the Overpayment.

You should also know that federal legislation generally known as Dodd-Frank is being implemented at this time. If the Company determines that a new agreement on this subject or an amendment to this agreement is required for the Company to comply with Dodd-Frank, you agree to consider a new agreement or an amendment to this agreement in a form the Company determines as appropriate to comply with Dodd-Frank.

Please execute this agreement and promptly return it to me. Once I receive it, any award opportunities made to you under the AIP will be promptly processed.

Very truly yours,

/s/ Elliot S. Davis
Elliot S. Davis

CONSENTED AND AGREED:

By:

Print Name:

Date: